SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. __)*



                                 IFCO Systems NV
--------------------------------------------------------------------------------
                                (Name of Issuer)



                Ordinary shares, nominal value 2 euros per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   N43961-10-6
                   ------------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [X] Rule 13d-1(b)

                     [ ] Rule 13d-1(c)

                     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of __ Pages


47660.0249

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 2 of __ Pages
----------------------------------------------------                                                     -------------------------
---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Erste Beteiligungs GmbH
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Germany
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   3,200,000
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   3,200,000
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,200,000
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.8%
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 2 of __ Pages

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 3 of __ Pages
----------------------------------------------------                                                     -------------------------

---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      General Electric Capital Corporation
                     13-1500700
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   3,200,000 (includes all shares
                                                   beneficially owned by TIP Overseas Holding BV)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   3,200,000 (includes all shares beneficially
                                                   owned by TIP Overseas Holding BV)
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,200,000 (includes all shares beneficially owned by TIP Overseas Holding BV)
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     6.8%
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 3 of __ Pages

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 4 of __ Pages
----------------------------------------------------                                                     -------------------------

---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Capital Services, Inc.
                     06-1109503
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Capital Services, Inc.
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 4 of __ Pages

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 5 of __ Pages
----------------------------------------------------                                                     -------------------------

---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     General Electric Company
                     14-0689340
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Company.
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO; HC
---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 5 of __ Pages

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 6 of __ Pages
----------------------------------------------------                                                     -------------------------

---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     TIP Holdings GmbH
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Netherlands
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   3,200,000 (includes all shares beneficially
                                                   owned by General Electric Erste Beteiligungs GmbH)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   3,200,000 (includes all shares beneficially owned
                                                   by General Electric Erste Beteiligungs GmbH)
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,200,000 (includes all shares beneficially owned by General Electric Erste
                     Beteiligungs GmbH)
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.8%
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------------



                               Page 6 of __ Pages

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 7 of __ Pages
----------------------------------------------------                                                     -------------------------

---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     TIP Overseas Holding BV
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Germany
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   3,200,000 (includes all shares beneficially owned
                                                   by TIP Holdings GmbH)
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   3,200,000 (includes all shares beneficially owned
                                                   by TIP Holdings GmbH)
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,200,000 (includes all shares beneficially owned by TIP Holdings GmbH)
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     6.8%
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 7 of __ Pages

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 8 of __ Pages
----------------------------------------------------                                                     -------------------------

---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     GE    Asset Management Incorporated (formerly GE Investment
                           Management Incorporated), as Investment Manager of
                           GEPT (as defined below) and as Investment Adviser to
                           certain other entities and accounts.
                     06-1238874
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   120,158
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   10,127
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   120,158
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   10,127
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     130,285
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.3%
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     IA, CO
---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 8 of __ Pages

----------------------------------------------------                                                     -------------------------
               CUSIP No. N43961-10-6                                        13G                              Page 9 of __ Pages
----------------------------------------------------                                                     -------------------------

---------------- -----------------------------------------------------------------------------------------------------------------
       1         NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Trustees of General Electric Pension Trust
                     14-6015763
---------------- -----------------------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a)    [ ]
                                                                                                                 (b)    [X]
---------------- -----------------------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -----------------------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   10,127
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -----------------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   10,127
---------------- -----------------------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     10,127
---------------- -----------------------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                                             [  ]
---------------- -----------------------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0.2%
---------------- -----------------------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     EP
---------------- -----------------------------------------------------------------------------------------------------------------




                               Page 9 of __ Pages

ITEM 1(A).  NAME OF ISSUER:

           IFCO Systems N.V., a Netherlands corporation (the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           "Rivierstate," Amsteldijk 166, NL-1079 LH Amsterdam, The Netherlands

ITEM 2(A).  NAME OF PERSON FILING:

           This statement is being filed by each of:

                     General Electric Erste Beteiligungs GmbH ("GEEB") TIP Holdings GmbH ("TIP Holdings")
                     TIP Overseas Holding BV ("TIP Overseas")
                     General Electric Capital Corporation ("GE Capital") General Electric Capital Services, Inc. ("GECS")

                     GE Asset Management Incorporated ("GEAM")
                     Trustees of General Electric Pension Trust ("GEPT")

                     General Electric Company ("GE")

           GEEB is a subsidiary of TIP Holdings; TIP Holdings is a subsidiary of TIP Overseas; TIP Overseas is a subsidiary of GECS; and GECS is a wholly-owned subsidiary of GE. GEAM is a wholly-owned subsidiary of GE.

           GEEB, TIP Holdings, TIP Overseas, GE Capital, GECS, GEAM, GEPT and GE are referred to herein collectively as the "Reporting Persons".

           An agreement among the Reporting Persons that this statement be filed on behalf of each of them is attached hereto as Exhibit 1.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business offices of GEEB and TIP Holdings are c/o Central Trailer Rento GmbH Bleichen Bruecke 9, 20354 Hamburg, Germany. The principal business office of TIP Overseas is Amsteldijk 166, 1079 LH Amsterdam, The Netherlands. The principal business offices of GE Capital and GECS are located at 260 Long Ridge Road, Stamford, Connecticut 06927. The principal business offices of GEAM, and GEPT are 3003 Summer Street, Stamford, CT 06904-7900. The principal business office of GE is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

ITEM 2(C).  CITIZENSHIP:

           Each of GECS and GEAM is a Delaware corporation. Each of GE Capital and GE is a New York corporation. GEPT is a New York common law trust. Each of GEEB and TIP Holdings is a German corporation. TIP Overseas is a Netherlands corporation.

ITEM 2(D).  TITLE AND CLASS OF SECURITIES:

           Ordinary shares, nominal value 2 euros per share, of the Issuer (the "Ordinary Shares")

ITEM 2(E).  CUSIP NUMBER:

           N43961-10-6


                              Page 10 of __ Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)   [ ]    Broker or dealer registered under Section 15 of the
                        Exchange Act

           (b)   [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act

           (c)   [ ]    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act

           (d)   [ ]    Investment company registered under Section 8 of the
                        Investment Company Act

           (e)   [X]    An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E) GEAM (only)

           (f)   [X]    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F) GEPT (only)

           (g)   [ ]    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G)

           (h)   [ ]    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

           (i)   [ ]    A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act

           (j)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.     OWNERSHIP.

           (a) The responses of the Reporting Persons to Row 9 of the cover pages of this statement on Schedule 13G are incorporated herein by reference. The Ordinary Shares beneficially owned by GEEB, TIP Holdings, TIP Overseas and GE Capital consist of 3,200,000 shares of Ordinary Shares which GEEB has the right to acquire pursuant to a convertible debenture issued to GEEB by Schoeller Holdings in the amount of DM 45.0 million or approximately $22.1 million. GEEB may require conversion of the debenture into 3,200,000 shares of Ordinary Shares (which constitutes 16% of the capital stock of the Issuer prior to its initial public offering) or into a corresponding number of ordinary shares of Schoeller Holdings.

           (b) The responses of the Reporting Persons to Row (11) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. As of December 31, 2000, GEEB, TIP Holdings, TIP Overseas, GE Capital, GEAM and GEPT beneficially owned in the aggregate 3,330,285 Ordinary Shares, representing approximately 7.1% of the Ordinary Shares determined in accordance 13d-3(d)(1).

           (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement are incorporated herein by reference.

           Neither the filing of this Schedule 13G or any amendment thereto, nor anything contained herein is intended as, or should be construed as, an admission that GECS or GE is the beneficial owner of any shares of Ordinary Shares. Neither the filing of this Schedule 13G or any amendment thereto, nor anything construed herein is intended as, or should be construed as, an admission that GEEB, TIP Holding, TIP Overseas, GE Capital, GECS or GE is the beneficial owner of any Ordinary Shares held by GEAM or GEPT.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.


                              Page 11 of __ Pages

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           (a)   The following certification applies to GEAM and GEPT only:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           (b)   Not applicable.





                              Page 12 of __ Pages

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2001


                            GENERAL ELECTRIC ERSTE BETEILIGUNGS GMBH

                            By: Jonathan K. Sprole
                                ----------------------------------------------
                                Name: Jonathan K. Sprole
                                Title: Attorney-in-fact



                            TIP HOLDINGS GMBH

                            By: Jonathan K. Sprole
                                ----------------------------------------------
                                Name: Jonathan K. Sprole
                                Title: Attorney-in-fact



                            TIP OVERSEAS HOLDING BV

                            By: Jonathan K. Sprole
                                ----------------------------------------------
                                Name: Jonathan K. Sprole
                                Title: Attorney-in-fact



                            GENERAL ELECTRIC CAPITAL CORPORATION

                            By: Jonathan K. Sprole
                                ----------------------------------------------
                                Name: Jonathan K. Sprole
                                Title: Dept. Operations Manager



                              Page 13 of __ Pages

                            GENERAL ELECTRIC CAPITAL SERVICES, INC.

                            By: Jonathan K. Sprole
                                ----------------------------------------------
                                Name: Jonathan K. Sprole
                                Title: Attorney-in-fact



                            GENERAL ELECTRIC COMPANY

                            By: Jonathan K. Sprole
                                ----------------------------------------------
                                Name: Jonathan K. Sprole
                                Title: Attorney-in-fact

















                              Page 14 of __ Pages

                            GE ASSET MANAGEMENT INCORPORATED

                            By: Michael M. Pastore
                                ----------------------------------------------
                                Name: Michael M. Pastore
                                Title: Vice President



                            GENERAL ELECTRIC PENSION TRUST

                            By: GE Asset Management Incorporated
                            Its Investment Manager

                            By: Michael M. Pastore
                                ----------------------------------------------
                                Name: Michael M. Pastore
                                Title: Vice President
















                              Page 15 of __ Pages

                                  EXHIBIT INDEX


         Exhibit No.                         Description
         -----------                         -----------

              1 Joint Filing Agreement, dated February 14, 2001, among GEEB, TIP Holdings, TIP Overseas, GE Capital, GECS, GE, GEAM, and GEPT

              2 Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for GECS, dated February 22, 2000

              3 Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for GE, dated February 22, 2000

              4 Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for GEEB.













                              Page 16 of __ Pages